SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                   FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                               AZTAR CORPORATION
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             (Exact Name of Registrant as Specified in Its Charter)


              Delaware                                   86-0636534
------------------------------------------        -----------------------------
(State of Incorporation or Organization)               (I.R.S. Employer
                                                       Identification no.)

        2390 Camelback Road, Suite 400
              Phoenix, Arizona                                 85016
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   (Address of Principal Executive Offices)                 (Zip Code)


If this form relates to the                     If this form relates to the
registration of a class of securities           registration of a class of
pursuant to Section 12(b) of the                securities pursuant to Section
Exchange Act and is effective upon              12(g) of the Exchange Act and
filing pursuant to General Instruction          is effective upon filing
A.(c), please check the following box.          pursuant to General Instruction
[x]                                             A.(d), please check the
                                                following box. [ ]

Securities Act registration statement file number to which this form relates:
N/A

Securities to be registered pursuant to Section 12(b) of the Act:

       Title of Each Class                    Name of Each Exchange on Which
       to be so Registered                    Each Class is to be Registered
       -------------------                    ------------------------------

    Preferred Stock Purchase Rights               New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

              None                                None
      ----------------------             ------------------------
         (Title of Class)                    (Name of Exchange)

Item 1.  Description of Registrant's Securities to be Registered

         Item 1 of Form 8-A filed by Aztar Corporation (the "Company") on December 15, 1999 relating to Preferred Stock Purchase Rights is hereby amended to provide:

         On March 13, 2006, Aztar Corporation (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement"), by and among the Company, Pinnacle Entertainment, Inc., a Delaware corporation ("Pinnacle"), and PNK Development 1, Inc., a Delaware corporation and wholly owned subsidiary of Pinnacle ("Merger Subsidiary"), pursuant to which Merger Subsidiary will merge with and into the Company (the "Merger"), on the terms and subject to the conditions in the Merger Agreement. In connection with the Merger Agreement and the transactions contemplated thereby, the Board of Directors of the Company authorized the amendment of the Rights Agreement, dated as of December 14, 1999 (the "Rights Agreement"), between the Company and ChaseMellon Shareholder Services, L.L.C. ("ChaseMellon"), as Rights Agent.

         On March 14, 2006, the Company and Mellon Investor Services LLC (as successor to ChaseMellon) executed Amendment No. 1 (the "Amendment") to the Rights Agreement. Capitalized terms used below but not defined herein shall have the meanings assigned thereto in the Rights Agreement. The Amendment provides that (i) neither Pinnacle nor any of its subsidiaries shall be deemed an Acquiring Person (x) by virtue of their acquisition, or their right to acquire, beneficial ownership of Common Stock of the Company as a result of their execution of the Merger Agreement, (y) the consummation of the Merger, or
(z) any other transaction contemplated by the Merger, and (ii) no Distribution Date, Stock Acquisition Date, Section 11(a)(ii) Event, Section 13 Event, and no Triggering Event shall be deemed to have occurred by reason of the execution of the Merger Agreement or the announcement or consummation of the transactions contemplated thereby pursuant to the terms of the Merger Agreement. The Amendment also provides that the Rights Agreement and the Rights established therein will terminate in all respects immediately prior to the Effective Time (as defined in the Merger Agreement).

         The Rights Agreement is filed as Exhibit 1 to the Company's Registration Statement on Form 8-A, filed with the Securities and Exchange Commission (the "Commission") on December 15, 1999 and is incorporated herein by reference. The Amendment is filed as Exhibit 4.2 to the Current Report on Form 8-K filed by the Company with the Commission on March 16, 2006 and is incorporated herein by reference. The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 2.  Exhibits

         Exhibit No.        Description
         -----------        -----------

         4.1 Rights Agreement, dated as of December 14, 1999, between Aztar Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, filed as Exhibit 1 to Aztar's Corporation's Registration Statement on Form 8-A, filed on December 15, 1999, and incorporated herein by reference.

         4.2 Amendment No. 1, dated as of March 14, 2006, to the Rights Agreement, between Aztar Corporation and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services, L.L.C.), as Rights Agent, filed as Exhibit 4.2 to Current Report on Form 8-K, filed by Aztar Corporation on March 16, 2006, and incorporated herein by reference.

                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:  March 16, 2006

                                      AZTAR CORPORATION


                                      By:  /s/ Nelson W. Armstrong, Jr.
                                           -----------------------------
                                           Name:  Nelson W. Armstrong, Jr.
                                           Title: Vice President,
                                                  Administration and Secretary

                                 EXHIBIT INDEX

         Exhibit No.        Description
         -----------        -----------

         4.1 Rights Agreement, dated as of December 14, 1999, between Aztar Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, filed as Exhibit 1 to Aztar's Corporation's Registration Statement on Form 8-A, filed on December 15, 1999, and incorporated herein by reference.

         4.2 Amendment No. 1, dated as of March 14, 2006, to the Rights Agreement, between Aztar Corporation and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services, L.L.C.), as Rights Agent, filed as Exhibit 4.2 to Current Report on Form 8-K, filed by Aztar Corporation on March 16, 2006, and incorporated herein by reference.